For Immediate Release	Contacts:	Todd Hornbeck, CEO
04-013		Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

HORNBECK OFFSHORE ANNOUNCES SECOND QUARTER 2004 RESULTS

Diluted earnings per share were $0.09

Company raises earnings guidance for full-year 2004

August 4, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the second quarter ended June 30, 2004.

Second quarter revenues increased 16.5% to $30.3 million compared to $26.0 million for the second quarter of 2003, primarily due to the increase in the number of vessels in the Company’s offshore supply vessel (“OSV”) fleet. Operating income was $7.6 million, or 25.1% of revenues, for the second quarter of 2004 compared to $8.6 million, or 33.1% of revenues, for the same quarter in 2003. Operating costs, including depreciation and amortization expense, increased by a combined $4.7 million, primarily due to the 62% increase in the average OSV fleet size compared with the same quarter a year ago. While operating income declined as expected, total EBITDA increased 5.3% over the second quarter of 2003 to $13.3 million. For additional information regarding EBITDA, please see more discussion on this subject later in this release.

Second quarter 2004 net income was $1.9 million, or $0.09 per diluted share, compared to net income of $2.7 million, or $0.21 per diluted share, for the second quarter of 2003. The average number of diluted shares outstanding increased 66% to 21.3 million in the second quarter of 2004 from 12.8 million in the second quarter of 2003, primarily as a result of the Company’s recent initial public stock offering and its private placement of common stock in July 2003.

Todd Hornbeck, the Company’s President and CEO, stated, “We are encouraged by the continuing improvement in customer demand in both of our business segments, which allowed our second quarter results to come in at the top of our earnings guidance range. Our EPS reflects the issuance of 6.1 million shares in connection with our recent public stock offering without a commensurate increase in earnings from the deployment of the new funds raised. Our

IPO proceeds are being used, in part, to fund our current tank barge newbuild program, which is expected to begin contributing full run-rate earnings in 2006.”

OSV Segment. The 19% increase in second quarter 2004 OSV revenues over the 2003 second quarter was mainly attributable to incremental revenue provided from ten vessels that were constructed or acquired since March 2003. The 34% year-over-year increase in second quarter 2004 total operating costs for the OSV segment was also principally related to these added vessels.

The Company believes that the sequential quarterly gains in its revenues, EBITDA and operating income for the segment over the first quarter 2004 reflect an overall improvement in the broader OSV market over the last three months. Relative to the first quarter, the Company’s average OSV utilization rate increased to 83.8% from 78.4%, while its average dayrates remained firm, above $9,600.

Hornbeck continued, “While the improvement in the second quarter is notable, the average numbers alone hide the real strengthening in our OSV market. The weak market conditions we experienced during April improved substantially in May and June, strength that has continued into the third quarter. In addition, higher utilization was achieved without sacrificing dayrates.”

Hornbeck added, “One of the key differentiators for Hornbeck Offshore is the unique competitive position provided by our multi-class fleet of new generation vessels. Our fleet gives us an advantage in servicing our customers’ diverse needs, which generally leads to higher utilization rates over time. Reflecting the positive operating leverage of our fleet, higher utilization can have a substantial impact on earnings as it did in the second quarter. Most of the sequential 6.9% increase in our OSV utilization over the first quarter came from our larger vessels, which resulted in a 24% increase in OSV-generated EBITDA. Based on current market trends, we anticipate further improvement in our OSV utilization during the balance of 2004, with dayrates for each vessel class at or above second quarter levels.”

Tug and Tank Barge Segment. Although tug and tank barge segment revenues for the second quarter of 2004 were up 13.3% over the same period in 2003 to $12.9 million, operating income declined by $0.9 million to $1.5 million. The decrease in the second quarter 2004 operating margin to 11.9% from 21.2% in the year-ago quarter was primarily due to increased costs related to Homeland Security measures, training, repair and maintenance, and drydocking amortization expense related to vessels recertified during the trailing twelve months.

Hornbeck commented, “As expected, we experienced the usual seasonal slow-down in the second quarter relative to winter, but were pleased that utilization in our tug and tank barge segment increased to 79.9% from 67.8% in last year’s second quarter. This was primarily driven by a higher-than-normal spike in gasoline and diesel movements in the northeastern U.S. to restock unusually low inventory levels there for the summer driving season.

“Looking forward, we are increasingly excited by this segment’s expanding earnings potential. Based on our growing market share and strong customer demand, we have continued to contract for the construction of double-hulled tank barges. Including the recently exercised option that we announced on August 2nd, we now have five barges under construction, four of which are already committed for service under long-term service arrangements. Once all of these vessels are delivered and placed into service by early-2006, we expect that our tug and tank barge segment will have the potential to generate enough free cashflow to cover 100% of our Company-wide debt-service and maintenance capex, including all of our drydocking-related expenditures. At the end of our newbuild program, our tank barge fleet is currently expected to increase by a net 320,000 barrels of capacity, 28% larger than its current level, and our OPA ‘90 fleet complement will have improved from 7% to 46% double-hulled.”

First Half Results

Revenues for the first six months of 2004 increased 15.4% to $61.6 million compared to $53.4 million for the second quarter of 2003. Operating income was $16.5 million, or 26.8% of revenues, for the six months of 2004 compared to $19.0 million, or 35.6% of revenues, for the same period in 2003. Net income for the first six months of 2004 was $4.3 million, or $0.23 per diluted share, compared to net income of $7.0 million, or $0.56 per diluted share, for the first six months of 2003. The average number of diluted shares outstanding during the first half of 2004 increased 46% to 18.3 million from 12.5 million in the first half of 2003, primarily as a result of the Company’s recent initial public stock offering and its private placement of common stock in July 2003.

Outlook

The following statements are based on Hornbeck’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any business combinations, divestitures, financings or additional newbuilds that may be completed after the date of this press release.

The Company expects EBITDA for the third quarter of 2004 to be in the range of $13.0 million to $14.5 million. As EBITDA is a non-GAAP financial measure, a reconciliation to net income for these figures can be found in the table below. Earnings per diluted share for the third quarter of 2004 are expected to be in the range of $0.06 to $0.11.

“We are very pleased that OSV market conditions in the areas that we serve are continuing to strengthen, particularly for new generation vessels, validating the optimistic outlook that we have been expressing on our last several conference calls,” added Hornbeck. “We will continue to focus on maximizing our utilization rates, while maintaining or gradually improving our dayrate structure for all classes of our vessels, as market conditions allow.”

Recognizing its actual results for the first half of 2004 and the improved outlook for the balance of the year, the Company now expects total EBITDA for the full calendar year to be in the range of approximately $53 million to $56 million, up from a guidance range of $51 million to $55 million as previously reported on Hornbeck’s last conference call. Earnings per diluted share guidance for the full year 2004 is now expected to be $0.34 to $0.44, up from a previously reported range of $0.26 to $0.38.

Hornbeck Offshore 2004 Guidance and Projected EBITDA Reconciliation

	Third Quarter 2004	Full-Year 2004 Revised	Full-Year 2004 Previous
EBITDA	$13 to $14.5 million	$53 to $56 million	$51 to $55 million
Depreciation and amortization	$6.2 million	$23.5 million	$23.7 million
Interest expense	$4.5 million	$18.5 million	$18.9 million
Income tax expense	$0.9 to $1.4 million	$4.1 to $5.2 million	$3.3 to $4.8 million
Income tax rate	37.5%	37.5%	38%
Net income	$1.4 to $2.4 million	$6.9 to $8.8 million	$5.1 to $7.6 million
Weighted average diluted shares outstanding	21.4 million	19.9 million	19.8 million
Earnings per diluted share	$0.06 to $0.11	$0.34 to $0.44	$0.26 to $0.38

Conference Call

The Company will hold a conference call to discuss its second quarter 2004 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, August 4, 2004. To participate in the call, dial (303) 205-0066 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 30 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through August 11, 2004, and may be accessed by calling (303) 590-3000 and using the pass code 11003034.

Upcoming Events

Todd Hornbeck, President and CEO of the Company, will be presenting at the Lehman Brothers 2004 CEO Energy/Power Conference in New York City on Thursday, September 9, 2004. More details regarding this presentation will be forthcoming in a future news release.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 55 vessels, with 5 additional vessels under construction. For more information, please visit the Company’s website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believe may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission.

This press release also contains the non-GAAP financial measure of Earnings (net income) before Interest, Taxes, Depreciation, and Amortization, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measures to investors and a description of the ways in which management uses such measures can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Statement of Operations (unaudited):
Revenues	$30,288	$31,347	$26,010	$61,635	$53,357
Operating expenses	13,696	14,351	10,575	28,047	21,049
Depreciation and amortization	5,620	5,207	3,996	10,827	7,617
General and administrative expenses	3,332	2,960	2,819	6,292	5,713

Total operating expenses	22,648	22,518	17,390	45,166	34,379

Operating income	7,640	8,829	8,620	16,469	18,978
Interest expense	(4,656)	(5,145)	(4,357)	(9,801)	(8,574)
Interest income	68	38	43	106	115
Other income (expense), net [1]	4	(10)	—	(6)	707

Income before income taxes	3,056	3,712	4,306	6,768	11,226
Income tax expense	(1,126)	(1,374)	(1,633)	(2,500)	(4,263)

Net income	$1,930	$2,338	$2,673	$4,268	$6,963

Basic earnings per share of common stock	$0.09	$0.16	$0.21	$0.24	$0.57

Diluted earnings per share of common stock	$0.09	$0.15	$0.21	$0.23	$0.56

Weighted average basic shares outstanding [2]	20,752	14,920	12,498	17,838	12,311

Weighted average diluted shares outstanding [2]	21,388	15,304	12,764	18,317	12,539

Other Operating Data (unaudited):
Offshore Supply Vessels:
Average number	23.0	22.3	14.2	22.7	13.7
Average utilization rate [3]	83.8%	78.4%	92.3%	81.1%	91.0%
Average dayrate [4]	$9,642	$9,629	$12,062	$9,636	$12,220
Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	16.0	16.0	15.8
Average fleet capacity (barrels)	1,156,330	1,156,330	1,156,330	1,156,330	1,133,797
Average barge size (barrels)	72,271	72,271	72,271	72,271	71,893
Average utilization rate [3]	79.9%	91.2%	67.8%	85.5%	75.4%
Average dayrate [5]	$10,842	$11,503	$10,999	$11,181	$11,239

	As of June 30, 2004	As of December 31, 2003
Balance Sheet Data (unaudited):
Cash and cash equivalents	$23,734	$12,899
Working capital	30,532	17,698
Property, plant and equipment, net	343,077	316,715
Total assets	404,231	365,242
Total long-term debt	172,879	212,677
Stockholders’ equity	189,699	112,395

	Six Months Ended
	June 30, 2004	June 30, 2003
Cash Flow Data (unaudited):
Cash provided by operating activities	$12,907	$13,405
Cash used in investing activities	(35,307)	(71,376)
Cash provided by financing activities	33,225	50,490

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	On March 31, 2004, the Company issued an additional 6,000,000 shares of common stock pursuant to its IPO, which resulted in 20,647,814 basic shares outstanding on the close of business on March 31, 2004. An additional 126,400 basic shares were issued in the IPO by the Company on April 28, 2004.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Other Operating and Per Share Data)

	Three Months Ended			Six Months Ended
	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Other Financial Data (unaudited):
Offshore Supply Vessels:
Revenues	$17,354	$15,565	$14,596	$32,919	$27,767
Operating income	$6,106	$4,793	$6,197	$10,899	$12,247
Operating margin	35.2%	30.8%	42.5%	33.1%	44.1%
Net income	$1,574	$349	$1,761	$1,924	$3,424
Plus:
Interest expense	3,778	4,149	3,389	7,927	6,781
Income tax expense	876	245	1,074	1,121	2,093
Depreciation and amortization	3,273	2,919	2,066	6,192	3,926

EBITDA [6]	$9,501	$7,662	$8,290	$17,164	$16,224

Tugs and Tank Barges:
Revenues	$12,934	$15,782	$11,414	$28,716	$25,590
Operating income	$1,534	$4,036	$2,423	$5,570	$6,731
Operating margin	11.9%	25.6%	21.2%	19.4%	26.3%
Net income	$356	$1,989	$912	$2,344	$3,539
Plus:
Interest expense	878	996	968	1,874	1,793
Income tax expense	250	1,129	559	1,379	2,170
Depreciation and amortization	2,347	2,288	1,930	4,635	3,691

EBITDA [6]	$3,831	$6,402	$4,369	$10,232	$11,193

Total:
Revenues	$30,288	$31,347	$26,010	$61,635	$53,357
Operating income	$7,640	$8,829	$8,620	$16,469	$18,978
Operating margin	25.2%	28.2%	33.1%	26.7%	35.6%
Net income	$1,930	$2,338	$2,673	$4,268	$6,963
Plus:
Interest expense	4,656	5,145	4,357	9,801	8,574
Income tax expense	1,126	1,374	1,633	2,500	4,263
Depreciation and amortization	5,620	5,207	3,996	10,827	7,617

EBITDA [6]	$13,332	$14,064	$12,659	$27,396	$27,417

[6]	The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Refer to the Company’s Annual Report on Form 10-K most recently filed with the SEC, a copy of which is available on the “SEC Filings” page under the “Investors” section of the Company’s website for a description of how management uses, and why we believe that investors use, EBITDA in evaluating the Company’s operating performance.